EXHIBIT 10.39

AMENDMENT NO. 1 TO THE NEIMAN MARCUS GROUP, INC.

KEY EMPLOYEE DEFERRED COMPENSATION PLAN

(Amended and Restated Effective January 1, 2008)

Pursuant to the provisions of Section 8.1 thereof, The Neiman Marcus Group, Inc. Key Employee Deferred Compensation Plan (Amended and Restated Effective January 1, 2008) (the “Plan”) is hereby amended effective as of January 1, 2008 in the following respects only:

FIRST:  Section 2.4 of the Plan is hereby amended by restatement in its entirety to read as follows:

2.4                                 “Bonus” means an annual cash bonus payable by an Employer to an employee, including any portion of such a bonus that would have been payable to the employee but for an election under Section 125 of the Code, a deferral election under the Savings Plan or the Retirement Savings Plan, or a deferral election under this Plan, provided, however, that the term “Bonus” shall not include any amount arising from, or paid under or in connection with a long-term incentive program, or a stock appreciation right, stock option, restricted stock or stock unit, or other equity-based incentive award, plan or arrangement.  A “Performance Bonus” means any Bonus that satisfies the requirements to be performance-based compensation within the meaning of Treasury Regulation Section 1.409A-1(e).

SECOND:  Section 2.10 of the Plan is hereby amended by restatement in its entirety to read as follows:

2.10                           “Compensation” means Base Pay and any Performance Bonus payable by an Employer to an employee.

THIRD:  Section 2.26 of the Plan is hereby amended by restatement in its entirety to read as follows:

2.26                           “Separation from Service” means the termination of services provided by a Participant to his or her Employer (as defined in (c) below), whether voluntary or involuntary, as determined by the Committee in accordance with Treasury Regulation Section 1.409A-1(h).  More specifically and as provided by such regulations, in determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(a)                                  Except as otherwise provided in subsection (b) below, a Separation from Service will occur when such Participant has experienced a termination of employment with the Employer.  A Participant will be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (A) no further services will be performed for the Employer after a certain date, or (B) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer will be treated as continuing, provided that the period of the leave of absence does not exceed six months, or if longer, so long as the Participant has a right to reemployment with the Employer under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and the Participant does not have a right to reemployment under an applicable statute or by contract, the employment relationship will be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such six-month period.  In applying the provisions of this paragraph, a leave of absence will be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(b)                                 For a Participant who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally will not occur until the Participant has ceased providing services for the Employer as both an employee and an independent contractor.  Except as otherwise provided herein, in the case of an independent contractor a Separation from Service will occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Employer, provided that the expiration of such contract or contracts is determined by the Employer to constitute a good-faith and complete termination of the contractual relationship between the Participant and the Employer.  If a Participant ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for the Employer in both capacities, as determined in accordance with the applicable provisions set forth in subsections (a) and (b) of this Section.

Notwithstanding the foregoing provisions in this subsection, if a  Participant provides services for an Employer as both an employee and as a member of the board of directors of an Employer, to the extent permitted by Treasury Regulation Section 1.409A-1(h)(5), the services provided by the Participant as a director will not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee.

(c)                                  For purposes of this Section only, “Employer” means:

(i)                                     The entity for whom the Participant performs services and with respect to which the legally binding right to the payment of benefits under this Plan arises; and

(ii)                                  All other entities with which the entity described in (i) above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (group of trades or businesses under common control), as applicable; provided, however, that an  ownership threshold of 50% shall be used as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (1) Code Section 1563 and the regulations thereunder for determining a controlled group of corporations under Code Section 414(b), and (2) Treasury Regulation  Section 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

FOURTH:  Section 4.1 of the Plan is hereby amended by restating subsection (b) thereof in its entirety to read as follows:

(b)                                 Bonuses.  An individual who is an Eligible Employee may elect to defer a designated whole percentage, not to exceed 15 percent, of any Performance Bonus for a performance period ending after the date of the election, by filing an irrevocable election with the Committee at least six months prior to the end of any such performance period (or such earlier date as the Committee may prescribe); provided, however, that the Eligible Employee performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the deferral election is made and that in no event may a deferral election be made after the Performance Bonus has become readily ascertainable as determined in accordance with Treasury Regulation Section 1.409A-2(a)(8).  A Participant may revoke or otherwise modify an existing election, or make a new deferral election, effective with respect to a Performance Bonus to be paid for any performance period ending more than six months subsequent to the date of such revocation, modified election, or new election by filing an irrevocable election with the Committee at least six months prior to the end of any such performance period (or such earlier date as the Committee may prescribe); provided, however, that the Eligible Employee performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date of the revocation, modified election, or new election, and that in no event may such a revocation, modified, election or new election be made after the Performance Bonus has become readily ascertainable as determined in accordance with Treasury Regulation Section 1.409A-2(a)(8).  A Bonus that is not a Performance Bonus shall not be eligible for deferral under the Plan.

FIFTH:  Section 4.2 of the Plan is hereby amended by restatement in its entirety to read as follows:

4.2                                 Matching Deferrals.  As of each pay date on which a credit is made to a Participant’s Account with respect to such Participant’s election to defer Base Pay or Performance Bonus pursuant to Section 4.1, such Participant’s Employer shall credit to the Participant’s Account a Matching Deferral equal to:

(a)                                  100% of the sum of (i) the Participant’s Elective Deferrals for such pay date and (ii) the Participant’s Maximum 401(k) Plan Deferrals for such pay date, to the extent that such sum does not exceed the first two percent (2%) of his or her Compensation for such pay date, plus

(b)                                 25% of the sum of (i) the Participant’s Elective Deferrals for such pay date and (ii) the Participant’s Maximum 401(k)  Plan Deferrals for such pay date, to the extent that such sum does not exceed the next four percent (4%) of his or her Compensation for such pay date, minus

(c)                                  the Participant’s Maximum 401(k)  Plan Match for such pay date.

SIXTH:  Section 6.1 of the Plan is hereby amended by adding the following sentence to the end of subsection (a) thereof:

Any provision of Section 6.1 to the contrary notwithstanding, prior to January 1, 2009 (or such earlier date as the Committee may prescribe), each Participant may make a new election for the time and form of payment from among the options set forth in this Section for the amounts credited to his or her Account and such election shall be treated as his or her initial election and therefore shall not be subject to the rules for election changes provided in Section 6.6; provided, however, that no such election shall be permitted to change any payment that would otherwise have been made in 2008 and no such election may accelerate a payment into 2008 that would not otherwise have been made in 2008.

SEVENTH:  Section 6.2 of the Plan is hereby amended by adding the following sentence to the end thereof:

In the event a Participant is reemployed by an Employer following a Separation from Service and any amounts remain credited to such Participant’s Account attributable to amounts credited to such Account prior to such previous Separation from Service, such prior Account shall continue to be subject to the payment provisions of the Plan based on the prior Separation from Service.

EIGHTH:  Section 6.6 of the Plan is hereby amended by restatement in its entirety to read as follows:

6.6                                 Changes in Time and Form of Payment.  Subject to the requirements below, a Participant may change his or her previous payment elections under Section 6.1 regarding the time at which his or her Account will be paid or begin to be paid, or the form of such payment, or both, provided that a Participant whose current election with regard to the commencement of payments is that provided under Section 6.1(b)(i) may not subsequently elect Section 6.1(b)(ii) but may elect to have the payment commencement quarter under Section 6.1(b)(i) deferred for at least five but not more than 10 years.  Notwithstanding the preceding:

(i)  No such change to a prior payment election shall be effective until at least 12 months after the date on which such modified election is made.

(ii)  No such change to a prior payment election with respect to a payment at a specified time or pursuant to a fixed schedule may be made less than twelve months prior to the date the payment is scheduled to be paid or, in the case of installment payments elected pursuant to Section 6.1(c)(ii) (which shall be treated for purposes of this Plan as a “single payment”), twelve months prior to the date the first amount was scheduled to be paid.

(iii)  The payment with respect to any such subsequent election must be deferred for a period of not less than five years from the date such payment would otherwise have been paid or, in the case of installment payments elected pursuant to Section 6.1(c)(ii) (which shall be treated for purposes of this Plan as a “single payment”), five years from the date the first amount was scheduled to be paid.

A Participant’s election pursuant to this Section to change his or her previous payment elections shall be made in the manner prescribed by the Committee and shall become effective and be deemed to be “made” for purposes of the above provisions of this Section at the time received by the Committee or its designee, and shall be irrevocable upon such receipt.  In the case of a payment that is scheduled to be made during a calendar quarter or such other time period longer than one day, such payment shall be deemed to be scheduled to be paid for purposes of this Section as of the first day of such time period.

NINTH:  Section 6.8 of the Plan is hereby amended by restating the first and second sentences thereof in their entirety to read as follows:

Any provision of this Plan to the contrary notwithstanding, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of the Participant’s Separation from Service, no distribution shall be made or commence with respect to such Participant pursuant to this Section sooner than six months from the date of such Participant’s Separation from Service (or, if earlier, the date of the Participant’s death). In such case, all payments that were scheduled to be made within such six-month period shall be accumulated (with interest as provided in Section 5.2) and paid in a single lump sum in the calendar quarter following the calendar quarter in which such six-month period ends.

TENTH:  Section 8.2 of the Plan is hereby amended by restating the last sentence thereof in its entirety to read as follows:

The preceding provisions of this Section 8.2 to the contrary notwithstanding, the Company may in its discretion terminate the Plan at any time and provide for accelerated payments of all amounts credited to Accounts upon a termination of the Plan to the extent such termination and acceleration of payments satisfies the applicable requirements for such accelerated payment upon the termination of a plan for purposes of avoiding the tax imposed by Code Section 409A.

IN WITNESS WHEREOF, this Amendment has been executed on this 22nd day of December, 2008.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Marita O’Dea
Its:	Senior Vice President and
Chief Human Resource Officer